CHRISTIE'S

AUCTION INVOICE

Account Address
Mr Fitz Tepper
625 W 57TH ST
APT 1415
New York, NY 10019
United States

Invoice Number	DB 21019226
Date	9/14/2021
Account Number	10315733
Paddle Number	3180

Sale Number 19151 **Sale Title** The Exceptional Literature Collection of Theodore B. Baum: Part One **Sale Date** 9/14/2021

Auctioneer Gemma Sudlow **License No.** 2016494

Lot	Description	Transaction	Amount	Key	Sales Tax	Total Amount
88	The Tale of Peter Rabbit Beatrix Potter, 1901 POTTER, Beatrix (1866-1943). *The Tale of Peter Rabbit*. London: Privately printed, 1901. **Privately printed first edition of Beatrix Potter's first book,...**	Hammer Premium	32,000.00 8,000.00			40,000.00
102	Treasure Island Robert Louis Stevenson STEVENSON, Robert Louis (1850-1894). *Treasure Island*. London: Cassell & Company, 1883. **First edition in book form, first issue** of Stevenson's classic tal...	Hammer Premium	15,000.00 3,750.00			18,750.00
104	Dr Jekyll and Mr Hyde Robert Louis Stevenson, 1886 STEVENSON, Robert Louis (1850-1894). *Strange Case of Dr Jekyll and Mr Hyde*. New York: Charles Scribner's Sons, 1886. **First edition in the original...**	Hammer Premium	13,000.00 3,250.00			16,250.00
		Sub Total				
		Hammer	US$ 60,000.00			
		Premium	US$ 15,000.00			
		Sales Tax ()				

Total Amount Due	US$ 75,000.00
Due Date	21 September 2021

Notes: Christie's charges a buyer's premium to the buyer on the hammer price of each lot sold at the following rates: 25% of the hammer price of each lot up to and including $600,000, 20% of the excess of the hammer price above $600,000 and up to including $6,000,000 and 14.5% of the excess of the hammer price above $6,000,000. For all lots, taxes are payable at the applicable rate on the total purchase price (i.e. the hammer price plus the applicable buyer's premium).

Christie's accepts payment by credit card up to $100,000 per sale, on which a fee of 2% will apply.
Credit card fee for this invoice is US$ 1,500.00

To arrange collection and to confirm the location of your property, please contact PostSaleUS@Christies.com at least 48 hours beforehand.

Christie's Inc 20 Rockefeller Plaza New York, NY 10020
Telephone +1 212 636 2000 Fax +1 212 636 4930
christies.com

PAYMENT METHODS

Please note: Christie's will not accept payment under this invoice from any party other than the buyer of record.

Lots purchased at Christie's in New York may be paid for in the following ways:

Online	Christie's is pleased to offer clients the option of viewing invoices, paying and arranging shipping online through MyChristie's. To log in, or if you have yet to create an online account, please go to: www.christies.com/MyChristies. While this service is available for most lots, payment and shipping must be arranged offline for some items. Please contact Post Sale Services directly to coordinate.
Wire Transfer	JP Morgan Chase Bank, N.A. 270 Park Avenue New York, NY 10017 ABA# 021000021 FBO: Christie's Inc. Account # 957-107978 For banks asking for a Swift Code please quote: CHASUS33.
Credit and Debit Card	All major credit and debit cards are accepted. Note: If paid by credit card, a surcharge of 2% on the total invoice amount will be applicable.
Cash	Up to $7,500 per annum (subject to conditions)
Bankers Draft	Must be made payable to Christie's (subject to conditions)
Cheque	Must be made payable to Christie's (must be drawn in USD on a US bank, clearance will take 5 to 10 business days)

To assist in processing your payment efficiently, please quote your **sale, invoice number** and **account number** ; these may be found on your invoice.

Payments may be made in person at Christie's or by calling Post Sale Services.

Email	PostSaleUS@christies.com
Telephone	+1 212 636 2650
Fax	+1 212 636 4939
Mail	Christie's Inc., Post Sale Department, 20 Rockefeller Plaza, New York, NY 10020

Please see our Conditions of Sale for further information on buying at Christie's which can be found at the back of our catalogues and on our website: www.christies.com

Payment in full must be received in cleared funds before the property is released.

Failure to collect your property within 30 days of the sale date from any Christie's location will result in handling and administration charges plus any applicable sales tax.